Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Interpace Biosciences, Inc.

300 Interpace Parkway

Parsippany, NJ 07054

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2021, relating to the consolidated financial statements and schedule of Interpace Biosciences, Inc., which constitute a part of that Prospectus and our report dated April 1, 2021, relating to the schedule, which is contained in Part II of the Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Woodbridge, NJ 07095

January 7, 2022